Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS RECORD SECOND QUARTER REVENUES -

REFLECTS UPON DYNAMIC PERFORMANCE

FORT LAUDERDALE, FL, December 9, 2021 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its second quarter ended October 30, 2021:

●	Net sales were $283.2 million, a second quarter sales record;

●	Gross profit was $101.5 million;

●	Earnings per share was $.42; and

●	Cash was $273 million, up 41%.

“Our results for the quarter are a dynamic reflection of the current business conditions in America and around the planet,” stated a company spokesperson. “While net sales for the quarter increased 13% from the pre-pandemic levels of the second quarter of FY20, the dynamics of how we monitor and measure internal performance reveal metrics that reflect the reality of our results. The current, well-publicized conditions, while impacting all consumer products companies, prevented us from meeting consumer demand and resulted in creating record backlogs at the end of the quarter.”

“Beverage companies utilize several methods to get their products to consumers. National is a genuine partner to major retailers in that we utilize assets that are owned by both our company and the retailer to effectively lower the cost to the consumer. Conditions have temporarily reduced the importance of gross profit as a significant business metric making sales backlogs (currently) an important indicator of consumer demand.”

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National Beverage Corp.

“The recently announced $3.00 per share cash dividend is further evidence of our focus on growing long-term shareholder value. Seventeen years ago, National Beverage’s market capitalization stood at approximately $315 million and our balance sheet equity was $125 million. Since that time, we will have paid out over $1.2 billion in dividends. In other words, we have returned over 3.8x the starting market capitalization and almost 10x our starting balance sheet equity! We believe that innovation has made this possible and is the magic ingredient that separates us from our competition.”

“This magic might not fit with conventional notions of return on invested capital, but few companies can match our ‘cash-on-cash’ track record. In our view, it reflects the corporate philosophy that defines who we are.”

“Team National is deeply concerned about those who may not be as fortunate as we are. We sincerely hope all will feel our special Peace and Joy this Wonderful Time of Year . . . Merry Christmas!”

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
October 30, 2021 and October 31, 2020

	(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Oct. 30, 2021	Oct. 31, 2020	Oct. 30, 2021	Oct. 31, 2020

Net Sales	$283,158	$271,809	$594,870	$565,176

Net Income	$39,284	$47,164	$93,100	$98,328

Earnings Per Common Share
Basic	$.42	$.51	$1.00	$1.05
Diluted	$.42	$.50	$.99	$1.05

Average Common Shares Outstanding
Basic	93,321	93,276	93,310	93,262
Diluted	93,640	93,754	93,607	93,632

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.